EXHIBIT 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

STANADYNE HOLDINGS, INC.
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
(Loss) income before taxes, extraordinary item and cumulative effect of change in accounting	$(21,184)	$(9,948)	$(27,216)	$5,396	$8,979
Fixed charges deducted from earnings	32,314	31,077	29,956	29,228	28,890

Earnings available for payment of fixed charges	$11,130	$21,129	$2,740	$34,624	$37,869

Fixed charges:
Interest expense	$30,220	$29,161	$20,935	$16,735	$17,151
Amortization of deferred financing fees	1,788	1,695	8,791	12,217	10,994
Portion of rent deemed to be interest (Rent Expense 1/3)	306	221	230	276	745

Total fixed charges	$32,314	$31,077	$29,956	$29,228	$28,890

Ratio of earnings to fixed charges (1)	—	—	—	1.2	1.3

STANADYNE CORPORATION
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting	$(8,816)	$2,371	$(15,404)	$15,913	$18,320
Fixed charges deducted from earnings	20,054	18,816	18,204	18,773	19,594

Earnings available for payment of fixed charges	$11,238	$21,187	$2,800	$34,686	$37,914

Fixed charges:
Interest expense	$18,221	$17,161	$16,402	$16,740	$17,164
Amortization of deferred financing fees	1,527	1,434	1,572	1,757	1,685
Portion of rent deemed to be interest (Rent Expense 1/3)	306	221	230	276	745

Total fixed charges	$20,054	$18,816	$18,204	$18,773	$19,594

Ratio of earnings to fixed charges (1)	—	1.1	—	1.8	1.9

(2)	The ratio of earnings to fixed charges is not presented for years that the ratio is less than 1.0. The deficiency of earnings at Stanadyne Holdings, Inc. was $21,184, $9,948 and $27,216 during the years ended December 31, 2011, 2010 and 2009, respectively. The deficiency of earnings at Stanadyne Corporation was $8,816 and $15,404 during the years ended December 31, 2011 and 2009, respectively.